Exhibit 10.15

J.A. COSMETICS HOLDINGS, INC.

2014 PHANTOM EQUITY PLAN

PHANTOM SHARES AWARD AGREEMENT

J.A. Cosmetics Holdings, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), is pleased to advise you that you have been selected to participate in the J.A. Cosmetics Holdings, Inc. 2014 Phantom Equity Plan (the “Plan”) on the terms and subject to the conditions set forth in the Plan and this Phantom Shares Award Agreement (this “Agreement”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Plan.

Date of Grant:

Number of Phantom Shares:

Name of Participant:

Grant Date Value:

By signing this Agreement, you agree to all of the terms and conditions of this Agreement and the Plan. You are also acknowledging receipt of this Agreement and a copy of the Plan.

Participant’s Signature

Date:

Acknowledged and Agreed:

J.A. COSMETICS HOLDINGS, INC.

By:
Name:
Title:

J.A. COSMETICS HOLDINGS, INC.

2014 PHANTOM EQUITY PLAN

PHANTOM SHARES AWARD AGREEMENT

The Plan	The text of the Plan is hereby incorporated by reference. You and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement and the Plan.

Phantom Shares	The Company hereby grants you the number of Phantom Shares, shown on the cover to this Agreement, on the terms and subject to the conditions set forth in this Agreement and the Plan.

Settlement of Phantom Shares

Upon a Sale of the Company, you will be entitled to receive, in respect of each of your Vested Phantom Shares, a one-time cash payment in an amount equal to the Per Share of Phantom Shares Proceeds for such Vested Phantom Shares in connection with such Sale of the Company. Upon the consummation of a Sale of the Company, all of the Phantom Shares will terminate without any payment therefor except for any amounts owed by the Company with respect to any Vested Phantom Shares in connection with such Sale of the Company. In connection with any liquidation, dissolution or Insolvency Event of the Company, all of the Phantom Shares will terminate without any payment therefor.

The amount of any payment hereunder will be calculated in good faith by the Committee and paid, less any applicable taxes and other withholdings, by check or wire transfer of immediately available funds within sixty (60) days of the date any payment is owed. All payments under the Plan will be paid in RMB and will be paid by J.A. Cosmetics Trading (Shanghai) Co., Ltd., a wholly-owned subsidiary of the Company. All payments under the Plan are final, and you will not have the right to challenge or otherwise to object to the Committee’s calculation of any payment hereunder.

Vesting	All Phantom Shares granted to you hereunder shall vest immediately prior to a Sale of the Company, in each case if (and only if) such Participant remains continuously in the Service of the Company and its Subsidiaries from the date of grant through the date of a Sale of the Company. None of your Phantom Shares shall vest after the date on which you cease to be in the Service of the Company and its Subsidiaries for any reason.

Termination of Service	If you cease to be in the Service of the Company and its Subsidiaries at any time prior to a Sale of the Company for any reason, then all of your Phantom Shares automatically and without any action by you shall be immediately forfeited and deemed canceled and no longer outstanding without any payment therefor.

No Transfer	The Phantom Shares granted to you hereunder may not be sold, assigned, anticipated, garnished, optioned, pledged or made subject to any creditor’s process, gifted, conveyed, transferred or otherwise disposed of, except by operation of law or pursuant to the laws of descent and distribution. Any act in violation of this prohibition shall be null and void ab initio.

Withholding Taxes	The Company and its Subsidiaries will be entitled to deduct or withhold from any amounts owing to you hereunder any withholding taxes, income taxes, excise taxes, employment taxes or other similar amounts imposed with respect to amounts payable hereunder. If, for any reason, the Company and its Subsidiaries do not withhold an amount in tax required to be paid in connection with any amounts payable hereunder, you shall be required to complete the tax declaration and pay all required taxes to appropriate tax authorities in accordance with applicable laws.

Compliance with Law	You understand that Chinese regulatory authorities have yet to determine if Chinese citizens shall be accorded full rights to hold securities, stock options or other incentive units of foreign privately-held or publicly-listed entities outside China. Accordingly, you agree that should any Governmental Entity in China materially restrict the rights or obligations of the Company and its Subsidiaries (including in relation to a Sale of the Company or a Public Offering of the Company) or your rights or obligations hereunder, in the sole opinion of the Committee, the Company shall be entitled to amend or terminate any term or provision of the Plan and this Agreement, as appropriate and necessary in the Committee’s sole discretion, so as to comply with such governmental or regulatory requirements. This right to amend or terminate includes but is not limited to the right to terminate your rights hereunder in full without obtaining your consent or the consent of any other person or entity, provided that the Committee, in good faith, determines that commercially reasonable efforts have been made to (i) achieve compliance with the terms of the Plan, and (ii) otherwise, make available to you aggregate economic consideration which is no less favorable (on a gross pre-tax basis) than otherwise available had the Plan been complied with.

No Retention Rights	This Agreement is not an employment agreement. Neither the Plan nor this Agreement shall give (or be deemed to give) you the right to remain an Employee, Director or Consultant of or otherwise in the Service of the Company or any of its Subsidiaries or other Affiliates or affect the right of the Company or any of its Subsidiaries or other Affiliates to terminate a Participant’s Service to the Company or any of its Subsidiaries or other Affiliates at any time for any reason.

Other Agreements	This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Phantom Shares. Any prior agreements, understandings or commitments are superseded.

Amendments	The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan; provided, however, that, unless otherwise required by law, no such amendment or waiver of this Agreement that would adversely affect you will be made without the prior written consent of the holders so adversely effected who have been granted a majority of the Phantom Shares which have been theretofore issued and are then outstanding under the Plan.

Governing Law	All questions concerning the construction, validity and interpretation of this Agreement and the Plan will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.